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                                                                  EXHIBIT 6 (ii)


                        HYDROGIENE EMPLOYMENT CONTRACT

     The Hydrogiene Corporation, a California Corporation, located at 16955 Via Del Campo, Ste. 230, San Diego, California, 92127 (Hydrogiene), and Charles Whitman Kallmann, of 17539 Adena Lane, San Diego, CA 92128, in consideration of the mutual promises made herein, agree as follows:

     1. Term. Hydrogiene hereby employs Kallmann and Kallmann hereby accepts employment with Hydrogiene for an initial term of five years beginning August 21, 1997. This agreement shall be renewed automatically for succeeding terms of three years each unless either party gives notice to the other at least one year prior to the expiration of the initial term or any renewal thereof, subject to prior termination as hereinafter provided.

     2. Duties. Kallmann shall serve as the Chief Executive officer. In his capacity of CEO, Kallmann shall do and perform all services, acts, or things necessary or advisable to manage and conduct the business of Hydrogiene, subject at all times to the policies set by Hydrogiene's Board of Directors, and to the consent of the Board when required by the terms of this contract. His management responsibilities shall include, but are not limited to the areas of personnel, finance, credit, banking, investments, securities, insurance, shareholders, acquisitions, marketing, and international business activities.

          2.1 The duties and title of Kallmann may be reasonably changed from time to time with the mutual consent of both parties without resulting in the rescission of this agreement. Notwithstanding any such change, the employment of Kallmann shall be construed as continuing under this agreement as modified.

          2.2 If Kallmann at anytime during the term of this agreement or any extension thereof should be unable, because of personal injury, illness, or any other cause to perform his duties under this agreement, Hydrogiene, in its sole discretion, may assign Kallmann to other duties which are commensurate with his abilities to perform.

          2.3 During the term of this agreement Kallmann will devote substantially his full business time and attention to the affairs of Hydrogiene, provided, however, that he may serve as a director of other corporations and may engage in other business and professional activities, whether as an investor or otherwise, to the extent that they do not substantially interfere with the performance of his duties to Hydrogiene.

          2.4 Kallmann shall perform his duties at the office of Hydrogiene, or such other place or places as reasonably determined by Hydrogiene. To the extent that the performance of his duties would not be impaired, Kallmann shall have the right to perform his duties from his residence or other outside locations.

     3. Trade Secrets. The parties acknowledge and agree that during the term of this agreement and in the course of his employment, Kallmann shall have access to and become

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acquainted with the operation and processes of Hydrogiene, including without limitation, financial, personnel, sales, planning and scientific information that is owned by Hydrogiene and regularly used in the operation of Hydrogiene's business and that this information constitutes Hydrogiene's trade secrets.

          3.1 Kallmann agrees that he will not disclose any such trade secrets, directly or indirectly, to any other person or use them in any way, either during the term of this agreement or at any time thereafter, except as is required in the course of his employment with Hydrogiene, unless this information is obtained from a third source who has not improperly acquired it, or the information is in the public domain.

          3.2 Kallmann further agrees that all files, records, documents, equipment, and similar items relating to Hydrogiene's business, whether prepared by Kallmann or others, are and shall remain exclusively the property of Hydrogiene and that they shall not be removed from the premises of Hydrogiene unless necessary for the more efficient performance of his duties.

     4. Compensation. As compensation for the services rendered hereunder, Kallmann shall receive a salary at the rate of $144,000.00 per annum, payable not less often than once per month, except that a portion of his salary may, by resolution of the Board of Directors after consultation with the company's accountant, be deferred until such time as the cash flow of the company permits full salary payment.

          4.1 From the date of deferral until payment, the amount of deferred salary shall earn interest at the rate of 12% per annum.

          4.2 For each fiscal year of Hydrogiene in which the annual performance requirements of Kallmann and/or the business are met, Kallmann shall be entitled to receive a bonus. This bonus shall be in addition to any other compensation to which Kallmann may be entitled under this agreement, and shall be paid within thirty days following completion of Hydrogiene's fiscal year audit, review or compilation by its outside accountants, or within 120 days after the end of the fiscal year, whichever is earlier. The performance goals shall be set by resolution of the Board of Directors at or prior to the beginning of each fiscal year.

          4.3 Effective September 1, 1998, and on the first of September of each year thereafter during the term of this agreement or any extension thereof, Kallmann shall be entitled to an adjustment of his salary based on the change in the Consumer Price Index for San Diego County. The base month for the year beginning September 1, 1998, shall be July, 1997, and the index month used to calculate the increase will be July, 1998. If statistics are not available for the month of July, the next earlier month for which data are available shall be utilized.

     5. Employer Obligations. Hydrogiene shall provide Kallmann with the compensation, incentives, benefits, and business expense reimbursement specified elsewhere in this agreement. Hydrogiene shall provide Kallmann with a private office, stenographic help, office equipment, office

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supplies, and other facilities and service suitable to his position and adequate for the performance of his duties, limited only by the financial ability of the company to provide these facilities and services.

          5.1 Hydrogiene will promptly reimburse Kallmann for all reasonable business expenses incurred by him in promoting the business of the Company, including expenditures for dues, subscriptions, entertainment, gifts and travel, provided that Kallmann furnishes to the Company adequate records and other documentary evidence required by tax authorities for each expenditure. Kallmann shall be permitted to have his wife travel with him at company expense.

     6. Benefits. Kallmann shall be entitled to all of the benefits provided to any other employee, and in addition shall be entitled to the specific benefits set forth below.

          6.1 Hydrogiene agrees to reimburse Kallmann for all medical, vision, dental and hospital bills incurred by him for himself, his wife, and all others who qualify as his dependents under the Internal Revenue Code. Such reimbursements shall be limited to that portion of such bills, if any, which will not be paid by insurance. Kallmann shall submit in any reasonable form an application for reimbursement, accompanied by appropriate backup receipts or other data. During each year of employment under this agreement, Hydrogiene shall provide Kallmann at its expense a comprehensive physical examination, including complete cardiovascular and angiogram examinations. If not provided by the company's insurer, these examinations shall be at a medical facility of Kallmann's choice.

          6.2 Hydrogiene will provide Kallmann with group life insurance coverage in the amount of $1,000,000, plus accidental death and dismemberment coverage in the amount of $1,000,000. One-half of the proceeds shall be payable to the Company. Coverage shall begin on the first day of the term of this agreement, and shall continue throughout the term of Kallmann's employment, subject to an adjustment to insure that coverage will at no time be less than three times Kallmann's basic salary as adjusted under section 4.3 above.

          6.3 Unless Kallmann has been terminated for cause pursuant to sections 7 through 7.2, Hydrogiene agrees to continue at its expense the benefits provided in section 6.1 and 6.2 above for a period of sixty months after termination, after which Kallmann at his option may continue the insurance for a period of thirty six additional months at his own expense.

          6.4 Hydrogiene will provide Kallmann with two vehicles for the term of this agreement. These vehicles shall be selected by Kallmann. Kallmann shall be entitled to replacement vehicles every three years. The company's contribution to ownership or lease costs shall be limited to the down payment plus $700.00 per month each. In addition, Hydrogiene shall be responsible for all other costs of operation and ownership of the vehicle to the extent the vehicle is used for company business. Kallmann shall provide the Board of Directors with a record of all mileage used for personal purposes. The method of holding title and reimbursing expenses shall be determined by the Board of Directors after consultation with the company's accountant. If the vehicle is owned by Hydrogiene when

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     Kallmann's employment hereunder is terminated or not renewed without cause, then Kallmann shall have the right but not the obligation to purchase his vehicles from Hydrogiene at the then existing wholesale bluebook value.

          6.5 Kallmann shall be entitled during the first year of the term of this agreement to an annual vacation of four weeks. During the second through fourth years of employment, Kallmann shall be entitled to six weeks of annual vacation. In the fifth and subsequent years, he shall be entitled to seven weeks of annual vacation. At least two weeks must be taken each year. The time for such vacation shall be selected by Kallmann and approved by the Board of Directors, and must be taken within one year after the year in which it has accrued. Kallmann shall be permitted to accumulate up to six weeks of vacation time.

          6.6 Hydrogiene shall institute a Salary Continuation Plan which shall provide for continuation of Kallmann's salary in the event of sickness or disability. The plan may be funded by insurance paid for by the company, and shall provide for a level of benefits equal to 100% of Kallmann's salary immediately preceding the date of disability or sickness. Benefits shall continue for a minimum period of two years or until the end of the then current term of this agreement, whichever is longer.

          6.7 Hydrogiene agrees to provide annual financial planning, tax return preparation and consulting services to Kallmann by the company's accountant during the term of this agreement at the company's expense. Kallmann acknowledges that the value of such consultation services may be taxable to him.

          6.8 On termination other than for cause, Kallmann shall have the option of selling to the company or its designee the residence owned and occupied by Kallmann closest to his principal place of work at the date of termination. The sales price shall be the higher of (1) acquisition cost plus improvements, including without limitation all related closing costs, taxes and transfer fees, or (2) the average fair market value of two appraisals of the residence as determined by two MAI or equivalent appraisers, one selected by each party. The appraisal shall be made within sixty days after the date of termination or by a date set by mutual agreement of the parties. After Kallmann is notified by the company of the sales price, Kallmann shall have thirty days in which to decide whether to exercise his option. The sales price shall be paid to Kallmann in full in cash by Hydrogiene within five business days after the company is notified that Kallmann is exercising his option. All costs of this closing, including without limitation escrow fees, taxes and closing costs shall be borne by the company.

          6.9 Hydrogiene agrees at Kallmann's request to loan him money for the purchase of a home, provided funds are available from retained earnings. Interest shall accrue at the rate of prime plus 2% and shall be paid not less often than annually. Payments of interest only or more shall be made not less often than annually. The loan shall be repaid within ten years. In the event that the company does not have the funds available, the company may borrow from an outside lender, and Kallmann shall make whatever payments are required by the loan contracts.

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     7.   Termination for Cause. Hydrogiene may terminate Kallmann's employment hereunder for cause. Cause is defined as the willful and continued failure by Kallmann to substantially perform his duties hereunder after written demand for substantial performance is delivered by the company to Kallmann, specifically identifying the manner in which the company believes that Kallmann has not substantially performed his duties. The termination date shall be specified in the notice and shall not be less than thirty days after delivery of the notice to Kallmann. During said notice period, Kallmann shall have the opportunity to discuss the matter with the Board of Directors, and if the Board determines that Kallmann is then substantially performing his duties, the notice of termination shall be canceled. No act or failure to act on Kallmann's part shall be considered willful unless done or omitted to be done by him in bad faith and without reasonable belief that his action or omission was in the best interests of the company. In the event that the Board determines that termination is justified, the resolution terminating Kallmann shall set forth all of the particulars justifying the termination.

          7.1 Hydrogiene may also terminate this agreement for cause in the event of a material breach by Kallmann of this contract which is not cured, in the case of the curable breach, by Kallmann within thirty days after written notice of the specific term of this contract deemed by the company to have been breached. Kallmann shall have the same rights to a hearing as set forth in paragraph 7 above.

          7.2 Prior to the expiration of any notice period, Kallmann shall have the right to notify the Board of Directors that he disputes the basis for the termination. In that event, the dispute shall be submitted to arbitration in accordance with the provisions of this agreement, and Kallmann shall be entitled to his full salary until the effective date of any adverse decision made by the arbitrator. In the event that Kallmann prevails in the arbitration (and the arbitrator shall determine the prevailing party), Hydrogiene shall reimburse Kallmann for all of his costs incurred by him in the dispute, including reasonable attorneys' fees.

     8. Sale of Company. In the event that Hydrogiene is sold and the purchaser desires to terminate this contract, the purchaser shall pay Kallmann 100% of the money owed for the balance of this contract, and in addition must pay three times Kallmann's final annual salary as severance pay to compensate for other benefits to which Kallmann might be entitled under the contract. The severance pay shall be paid in a lump sum unless Kallmann requests some other payment plan.

     9.   Miscellaneous.

          9.1 Indemnification. In accordance with its Articles and Bylaws, Hydrogiene warrants and represents to Kallmann that it will indemnify him to the fullest extent of California law, and that it is and shall be continue to be covered and insured up to the maximum limits provided by all insurance which the company maintains to indemnify its directors, officers and other agents and to indemnify the company for any obligations which it incurs as a result of its undertaking to indemnify its officers and directors' and that the company will exert its best efforts to maintain such insurance in effect throughout the term of Kallmann's employment.

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          9.2  Entire Agreement. This agreement supersedes any and all other agreements, either oral or in writing, between the parties hereto with respect to Kallmann's employment by the company.

          9.3 Successors. This agreement shall be binding upon and inure to the benefit of any successor to Hydrogiene.

          9.4 Governing Law. This contract shall be construed in accordance with the laws of the State of California.

          9.5 Notices. Any notices to be given hereunder by either party to the other may be effected by personal delivery in writing, in which case the notice shall be effective upon delivery. Written notice may be delivered by mail, postage pre-paid with return receipt requested, in which case notice shall be effective on the third business day after mailing. Notice may be delivered by facsimile transmission and shall be effective on the following business day. Notices shall be addressed to each party at its address appearing in the introductory paragraph of this agreement, or at any address provided by either party for purposes of notice.

          9.6 Mediation/Arbitration. Should any dispute arise concerning any provision of this contract (except Section 7.2), the disputants shall be required to submit the matter to mediation. The parties will confer on the selection of the mediator, but if they cannot reach agreement within ten days from the time that their own negotiations break down, the matter shall be submitted to the American Arbitration Association Mediation Program, who shall select the Mediator. The disputants will share the mediation costs equally. If the matter cannot be resolved by mediation within forty-five days, or within any additional time period agreed upon by the disputants, the matter shall be settled by binding arbitration in San Diego County under the commercial arbitration rules of the American Arbitration Association then existing, and judgment on the Arbitration award may be entered in any court having jurisdiction over the subject matter of the controversy. The arbitrator shall determine the prevailing party, who shall be entitled to his costs and reasonable attorney's fees.

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     Executed in San Diego, California, on October 24, 1997.


Hydrogiene Corporation by:


     /s/ Charles W. Kallmann
         --------------------------------------------
         Charles W. Kallmann, Chief Executive Officer



     /s/ Tony L. Wilkerson
         --------------------------------------------
         Tony L. Wilkerson, President



     /s/ Charles W. Kallmann
         --------------------------------------------
         Charles W. Kallmann


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